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                                                                    EXHIBIT 4.10

                                PROMISSORY NOTE


$195,281.02
Newport Beach, California
July 31, 1997


     FOR VALUE RECEIVED, on October 31, 1997, or thereafter on demand, the undersigned, Grip Technologies, Inc., a California corporation ("Maker"), promises to pay to the order of James E. McCormick III, Esq. ("Holder"), at 4100 Newport Place, Suite 455, Newport Beach, California 92660, or at such other place as Holder may from time to time designate in writing, the sum of One Hundred Ninety-Five Thousand Two Hundred Eighty-One and 02/100ths Dollars ($195,281.02), with interest on the unpaid balance at the rate of ten percent (10%) per annum from the date hereof.

     Payments.  Interest shall accrue until maturity, at which time all unpaid
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principal and accrued but unpaid interest shall become immediately due and payable. All principal, interest and other sums due under this Note are payable in lawful money of the United States of America.

     Prepayment.  This Note may be paid, in whole or in part, at any time or
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from time to time, without penalty, premium or restriction.  Any prepayment shall first be applied to interest due, then to principal. In the event of part payment, interest thereafter shall accrue only on the unpaid principal balance.

     Default.  Should default be made in the payment of any installment of
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principal or interest, when due, then, or at any time during such default, after ten (10) days written notice, the entire amount of unpaid principal and interest shall, at the election of the Holder, become immediately due and payable.

     Default Rate.  If any payment required to be made under this Note is not
     ------------
made when due, or if any default under this Note occurs, interest on the outstanding principal shall accrue from the date of delinquency or default at the rate equal to five percent (5%) plus the rate prevailing on the 25th day of the month preceding the date of delinquency or default, established by the Federal Reserve Bank of San Francisco on advances to member banks under Section 13 and 13a of the Federal Reserve Act as now in effect or hereafter from time to time amended (or if there is no such single determinable rate of advances, the closest counterpart of such rate as shall be designated by the Superintendent
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of Banks of the State of California unless some other person or agency is delegated such authority by the Legislature, but in no event less than ten percent (10%) per annum) ("Default Rate").

     No Waiver.  Failure of Holder to pursue any right or remedy under this Note
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shall not constitute a waiver, release or election of Holder's right to pursue the right or remedy on the basis of the same or subsequent breach.

     Usury Limitation.  Notwithstanding anything in this Note to the contrary,
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to the extent the interest payments are subject to limitation by usury law, that portion of the interest that is subject to and exceeds applicable usury law limitations shall be forgiven.

     Acceleration.  In addition to any other provision of this Note, all unpaid
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principal and interest shall become immediately due and payable upon the occurrence of any of the following:

          (a) The filing by Maker of a voluntary petition in bankruptcy, a petition for reorganization, arrangement or other relief under the United States Bankruptcy Act, or a voluntary petition for the appointment of a receiver or comparable relief from creditors under the laws of the State of California, or the making by Maker of an assignment of all or substantially all of its assets for the benefit of creditors.

          (b) The adjudication of Maker as a bankrupt or insolvent, the appointment of a receiver for all or substantially all of Maker's assets, or the entry of an order of the reorganization of Maker under the United States Bankruptcy Act, if such adjudication, order or appointment is made upon petition filed against Maker and is not, within sixty (60) days after it is made, vacated or stayed on appeal or otherwise, or if Maker by any action or failure to act signifies its approval or consent to the order, appointment or petition.

          (c) The voluntary or involuntary dissolution of Maker.

     Collection Costs and Attorneys' Fees.  If legal action is commenced to
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collect or enforce this Note, then the prevailing party shall be entitled to recover its attorneys' fees, in addition to any other sums to which it may be
entitled.   All collection and enforcement costs, and all past due interest, shall bear interest at the Default Rate.

     Waiver of Protest.  Maker and all endorsers, guarantors and sureties
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severally waive protest, presentment, demand and notice of protest of any default and of any nonpayment under this Note, and they agree to and waive notice of any renewal of the
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Note or any extension, acceleration, postponement of the time of payment or any other indulgences, any substitution, exchange or release of collateral, and the release of any person primarily or contingently liable under this Note.

     Waiver of Statute of Limitations, Etc.  Maker and all endorsers, guarantors
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and sureties severally waive any and all applicable statutes of limitation and any and all equitable defenses, including, without limitation, laches, waiver and estoppel, to the enforcement of this Note. In addition, Maker hereby acknowledges that it has no other defenses to its obligations represented by this Note or any claims of any nature whatsoever against Holder.

     Applicable Law.  This Note, and the rights and obligations of the parties
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to it, shall be governed by, and construed and interpreted in all respects in accordance with, the laws of the State of California.


                                                GRIP TECHNOLOGIES, INC.



                                                By
                                                  --------------------------
                                                       Sam G. Lindsay
                                                         President


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